Exhibit 99.2

Contacts: Ira M. Birns, Executive Vice President & Chief Financial Officer or Steven P. Klueg, Vice President & Treasurer (305) 428-8000

WORLD FUEL SERVICES CORPORATION

COMPLETES $800 MILLION FIVE-YEAR CREDIT FACILITY

— FURTHER ENHANCES LIQUIDITY PROFILE —

MIAMI, FL – September 8, 2010 – World Fuel Services Corporation (NYSE: INT), a leading global fuel logistics company principally engaged in the marketing, sale and distribution of marine, aviation and land fuel products and related services, announced today that it has successfully amended and restated its existing credit facility. The amended and restated credit facility allows for borrowings of up to $800 million and is scheduled to mature in September 2015.

“We substantially increased the size of our credit facility and extended the maturity to 2015, reflecting our financial strength and the confidence of our lenders in World Fuel Services,” said Ira Birns, Executive Vice President and Chief Financial Officer. “The amended and restated credit facility provides increased liquidity available to support our continuing strategic growth initiatives.”

Bank of America Securities, LLC, Wells Fargo Securities LLC and HSBC Bank USA served as joint lead arrangers and joint book managers in connection with the amended and restated credit facility. The facility was heavily oversubscribed and includes banks with an extensive global footprint.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a leading global fuel logistics company, principally engaged in the marketing, sale and distribution of marine, aviation and land fuel products, as well as related services. World Fuel Services sells fuel and delivers services to its clients at more than 6,000 locations in 200 countries, including airports, seaports, tanker truck loading terminals and other customer storage locations. With 44 strategically located global offices, World Fuel Services offers its clients a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call (305) 428-8000 or visit http://www.wfscorp.com.